EXHIBIT 10.12

Intermedia Communications Inc.
Frame Relay Service Reseller Agreement

        THIS AGREEMENT is made and entered into as of this 21 day of January, 1997 by and between Intermedia Communications Inc., a Delaware corporation, having its principal place of business at 3625 Queen Palm Drive, Tampa, Florida 33619 ("ICI") and CTC Communications Corp., a Massachusetts corporation having its principal place of business at 360 Second Avenue, Waltham, Massachusetts 02154 ("Reseller").

WITNESSETH:

WHEREAS, ICI is a common carrier which owns and operates telecommunications facilities and is in the business of providing telecommunications services.

WHEREAS, ICI desires Reseller to market ICI's Frame Relay Service Offering (the "Service").

WHEREAS, Reseller desires to market the Service and is capable of properly marketing such Service according to the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, the parties hereto agree as follows:

1. Grant: ICI hereby grants to Reseller the non-exclusive right to market the Service pursuant to the rates, terms and conditions of this agreement and any addendum referenced herein. ICI reserves the right, without obligation or liability to Reseller for payment of a commission, compensation or otherwise, to market the Service through its own employees or Resellers, through other Resellers or otherwise.

2. Status of Reseller: The relationship between Reseller and ICI shall be that of buyer and seller. Reseller shall conduct its business at its own initiative, responsibility and expense. No employee of either party shall be deemed to be in the employ of the other and neither party has any right or authority to act on behalf of the other beyond that expressly granted herein. No provision of this Agreement shall be construed to create a joint venture or partnership between ICI and Reseller.

3. Duties of Reseller: CTC shall use its best efforts to market the Services. "Best efforts" for this purpose will include the following: conducting an active search to find customers whose profile of telecommunications and/or data communications requirements is such that use of ICI Services may be beneficial; educating those qualifying customers as to the benefits and advantages of engaging ICI Services; introducing ICI sales staff as required to qualifying customers; obtaining commitments and orders to procure ICI Services; providing response on customer service issues relating to account status and rudimentary technical issues. CTC also agrees to brand Intermedia Frame Relay Services on CTC customer bills and charge no less than ICI tariff pricing in billing CTC customers.

4. Duties of ICI: ICI shall furnish the Services. ICI activities will include: providing pre and post sales technical support of CTC sales efforts; coordinating the pricing, ordering, maintenance, and billing for all Local Exchange Carrier services where CTC has no agency agreement in place with the Local Exchange Carrier serving the location; providing single point of contact management, maintenance and technical support in the operation of the service to the customer.
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5.  Tariff: ICI and Reseller agree that the provision of the Service shall be controlled by and subject to all applicable tariffs as set forth in EXHIBIT A
- INTERMEDIA FRAME RELAY PRICING.

6. Ordering: Reseller shall order services for their customers from ICI. The Service will be billed by ICI directly to Reseller. ICI and Reseller shall establish a mutually agreed upon service commitment date ( Service Date") and reference number ("Reference Number") when services are ordered by Reseller from ICI. ICI shall coordinate the pricing, ordering, maintenance, and billing for all necessary Local Exchange Carrier, Access, and or Interexchange Carrier services as required.

7. Billing: ICI shall invoice Reseller monthly for services ordered and installed based on the final and agreed upon Service Date. The ICI invoice shall contain a listing of detailed charges for ICI services, Local Exchange Carrier services and Access services. CTC agrees to pay ICI 100% of the monthly billed LEC services and 85% of the monthly billed ICI services. Reseller shall have responsibility of invoicing and collecting payments from its customers. Non-payment by Reseller's customer shall not constitute grounds for non-payment by Reseller to ICI for services.

8. Confidential Treatment: The terms and conditions of this Agreement and materials provided by ICI to Reseller or Reseller to ICI, including but not limited to, customer lists, price sheets, price quotes, marketing and business plans and projections, pursuant to this Agreement are disclosed in confidence, solely for use in connection with carrying out the terms and conditions of this Agreement. Both parties shall keep such information secret and confidential and shall not release or disclose any of it to any third party during the term of this agreement or for a period of 6 months following its termination except in carrying out its obligations hereunder or on a need-to-know basis Both parties shall take appropriate precautions, contractual and otherwise, to prevent the unauthorized disclosure or misuse of this confidential information by any of its employees or by any other person having access to such information. At the expiration or sooner termination of this Agreement, both parties shall return to the originator all confidential or proprietary information received hereunder The foregoing obligations of confidential treatment shall not apply, or shall terminate, with respect to any particular portion of the confidential information which: i.) is known to the receiving party at the time of disclosure to it; ii.) becomes publicly known or available other than as a result of any disclosure hereunder; iii.) is rightfully received from a third party; or, iv.) is independently developed.

9. Limitation of Liability: ICI shall not be liable to Reseller or any customers of Reseller in any way for any losses, including but not limited to, loss of commissions, loss of or harm to Reseller's business, including, but not limited to lost revenues, lost savings or lost profits, or incidental, special or consequential damages due to mistakes, omissions, interruptions, delays, errors, defects or otherwise occurring in the course of furnishing the service. Nothing herein shall require ICI to accept responsibility for any service provided by Reseller to its customers during this agreement or after any termination hereof.

10. Indemnification: The Parties shall indemnify each other against, and hold each other harmless from all liabilities, claims, demands, costs and judgments (including reasonable attorneys' fees and causes of action arising; out of or in connection with this Agreement caused by the failure to abide by the terms and conditions of this Agreement or by the negligence or willful misconduct of the Parties or of the Parties employees, Resellers or invitees.
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11.  Term and Termination: This agreement shall be effective as of the first date written above and shall continue for a period of two (2) years ("Initial Term") unless terminated in accordance with the provisions hereof. This agreement can be terminated by either party upon (60) days written notice to the other party. Any customer contracts entered into during the term of this Agreement shall be subject to the terms of this Agreement and honored for the committed contract terms by each party.

(a) Either party may terminate this Agreement in the event that the other party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice of such breach from the non-breaching party; provided, however, that in the event that the material breach involves any violation of Section 8 (Confidential Treatment) hereof, no opportunity to cure shall be allowed. In such event the non-breaching party shall promptly notify the breaching party in writing of it's intent to terminate this Agreement, and such termination shall be effective after a transition period (~Transition Period-) of seven (7) days after the date of delivery, or if mailed, the date of the mailing of the notice of termination by the non-breaching party; provided, however, that if the material breach involves any violation of Section 8 (Confidential Treatment) hereof, the effective date of the termination shall be the date of delivery of the notice of material breach.

(b) Bankruptcy - Either party may terminate this Agreement and any or all outstanding customer arrangements placed hereunder by notice in writing, in the event that the other makes an assignment for the benefit of creditors, or admits in writing inability to pay debts as they mature; or a trustee or receiver of the other, or of any substantial part of the other's assets is appointed by any court; or a proceeding is instituted under any provision of the Federal Bankruptcy Act by the other, or against the other and is acquiesced in or is not dismissed within sixty (60) days or results in an adjudication in bankruptcy.

(c} Both parties shall use their best efforts to ensure that any Transition Period required under this Section 11 shall be executed in a timely and orderly fashion and in a manner that is in the Customer's best interest and consistent with any applicable legal requirements. At the end of such Transition Period, neither Party shall have any obligation to the other under this Agreement, except that, subject to the provisions of Section 21 (Entire Agreement), hereof, those provisions that by their sense and context are intended to survive the termination hereof shall survive such termination.

(d) Early Termination: In the event Reseller cancels or terminates all or any portion of the services prior to the agreed expiration date, Reseller agrees to pay to ICI a termination charge (as liquidated damages and not as a penalty), as follows: (1) All non-recurring charges specified in the Service Order, including those initially waived, plus (2) disconnection, early cancellation or termination charges reasonably incurred by ICI on Resellers behalf, plus (3) if cancellation occurs within the first year of the term of the applicable Service Order, then the cancellation charge shall be the full amount of the remaining recurring charges for Service due for the first year plus fifty percent (50%) of the recurring charges for the second year of the term plus twenty five (25%) of the remaining monthly charges for the remainder of the term of the Service Order. If cancellation occurs after the first year of the term, then the cancellation charge shall be fifty percent (50%) of the remaining monthly charges for service due for the second year of the term plus twenty five percent (25%) for the remainder of the term of the Service Order.

12. Force Majeure: Neither party shall be liable for delays in performing, or failure to perform, this Agreement or any obligations hereunder, which are directly attributable to causes beyond the reasonable control of the party so
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delayed or failing to perform, including but not limited to, acts of God, fires, strikes, war, failure of a common carrier, equipment or suppliers or acts or intervention by any governmental authority. However, the party whose performance is so delayed shall use good faith efforts to minimize the effects of such delay.

13. Notices: All notices or other communications permitted or required hereunder shall be in writing and mailed by certified mail, return receipt requested, or sent by receipted overnight courier to the party at the address first appearing above, to the attention of the signatories below. Notices shall be deemed given three (3) days after deposit in the U.S. mail postage prepaid, if sent by certified mail or when received or receipt is refused if sent by receipted overnight courier.

14. Assignment: Either Party may not assign its rights or obligations under this Agreement to any party without the prior written consent of the other Party.

15. Governing Law: This Agreement shall be deemed to have been executed and delivered in the State of Florida and it shall be governed by and construed in accordance with the laws of the State of Florida.

16. Headings: The paragraph headings used in this Agreement are for purposes of convenience only and shall not be deemed a part of this Agreement for purposes of construction or interpretation.

17. No Inference: Neither this Agreement in its entirety nor any provision herein shall be construed against either party as the drafter or originator thereof.

18. Severability: In the event that any term or provision of this Agreement shall be deemed or rendered void or unenforceable, the remainder of this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.

19. Waiver: No failure or delay by any party in exercising any right hereof shall operate as a waiver.

20. Amendment: This Agreement may not be amended or modified except by in writing, signed by both parties.

21. Entire Agreement: This Agreement and all attachments hereto, embody the entire agreement and understanding between the parties and supersede all prior oral and written, and contemporaneous oral, agreements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement or intention has been made by either party which is not embodied here in.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above

CTC Communications Corp.                 Intermedia Communications, Inc.